Exhibit 10.1

September 10, 2014

Kelly Walters
President and Chief Executive Officer
Supertel Hospitality, Inc.
1800 West Pasewalk Avenue, Suite 200
Norfolk, Nebraska 68701

Dear Kelly,

The Board of Directors of Supertel Hospitality, Inc. appreciates your service as President and Chief Executive Officer of the company.  In connection with your resignation as President and Chief Executive Officer, we would like to offer you the following on behalf of the company:

•	You will remain on the company payroll through March 31, 2015 with present salary and benefits, paid in accordance with customary payroll practice.

•
You will no longer be an executive officer of the company following your resignation as President and Chief Executive Officer effective upon the earlier of (a) the hiring of a new executive officer of the company or (b) December 31, 2014.

•
Your Employment Agreement, dated as of February 1, 2012, between you and the company is no longer of force and effect and the company releases you and you release the company from any claims thereunder for the consideration provided herein.

We appreciate your offer to assist in the transition with the new chief executive officer.  If the foregoing is acceptable to you, please sign and date below and return a signed copy to me.

Supertel Hospitality, Inc.

/s/ James Friend
James Friend, Chairman of
the Board of Directors

Accepted and agreed this September 10, 2014

/s/ Kelly A. Walters
Kelly A. Walters